Power-One Announces Results for the Third Quarter of 2003

    CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--

    -- Q3'03 net sales of $63.7 million, up 6% vs. $60.0 million in Q3'02

    -- Q3'03 net loss of $0.04 per share vs. Q3'02 net loss of $2.45 per share

    -- Additional maXyz(TM) products introduced and design wins received

    Power-One, Inc. (Nasdaq:PWER) today announced that net sales for the third fiscal quarter ended September 30, 2003 increased 6.0%, or $3.6 million, to $63.7 million compared to $60.0 million for the third quarter of 2002. Consistent with the Company's previously announced expectations, revenues for the quarter represent a sequential decline compared with net sales of $69.3 million for the second quarter of 2003.
    Net loss for the third fiscal quarter ended September 30, 2003 was $3.6 million, or $0.04 per share compared with a net loss of $198.5 million, or $2.45 per share, for the same quarter in 2002. Net loss for the second quarter of 2003 was $1.1 million, or $0.01 per share.
    Net new orders in the third quarter of 2003 were $58.7 million, compared with $66.4 million in the second quarter of 2003. The book-to-bill ratio was 0.92 for the third quarter of 2003 compared with 0.96 for the second quarter of 2003. The Company's 180-day backlog at the end of the third quarter was $37.3 million compared with $42.6 million at the end of the second quarter of 2003; 90-day backlog was $29.7 million compared with $31.9 million at the end of the second quarter. Overall turns business was approximately 51% during the third quarter compared with approximately 48% in the second quarter of 2003.
    "We are pleased that our third quarter results met expectations during this seasonally slow quarter," said Steve Goldman, chief executive officer of Power One. "Although we maintain our conservative short-term view of the industry, we expect to gain market share in the long-term with our new technologically innovative products, even if the overall market remains flat."
    Mr. Goldman continued, "As we discussed during our last conference call, our new maXyz(TM) product family, which focuses on the IBA (Intermediate Bus Architecture), continues to receive positive feedback from customers, and we are continuing to develop and introduce more products to address the needs in this market. During the third quarter, we introduced three new series of "Y" products (fully-featured Point of Load DC/DC converters). These products are industry-standard pinout, and have better thermal performance than those of our competitors. We currently have more than ten design wins for these new product families and anticipate interest in these products to continue to increase. The maXyz(TM) family "Y" Series follows the recent introduction of the "X" Series, which was the first silicon-based POL offered by a power supply company.
    In addition, we are pleased to be on schedule for the launch of our most exciting product family ever, the "Z" Series platform of the maXyz(TM) line. The "Z" Series products are designed to tie an entire IBA system together and early feedback from key customers has been overwhelmingly positive. This product line has been the key focus of our Silicon Power Systems division, and we are extremely enthusiastic about its potential."
    Mr. Goldman concluded, "We continue to believe that the market bottom has passed, and we will maintain our focus on investing in new technology and specifically in our maXyz(TM) family of semiconductor products. At the same time, we continue to look at new strategic opportunities while maintaining tight cost controls. While the road to recovery will be somewhat uneven, we remain optimistic about the long-term prospects for gaining market share."

    Future Outlook

    For the fourth quarter of 2003, the Company anticipates net sales to be in the range of $60 to $64 million, which reflects a softening in demand from distributors and customers in the ATE semiconductor test equipment market. The Company also expects continued investment costs due to the acceleration of certain R&D initiatives and a step up in the introduction rate of new products. Lastly, the Company expects a slightly lower gross margin in the range of 34% due to a shift in product mix. As a result, the Company anticipates a net loss for the fourth quarter in the range of $0.05 to $0.08 per share.
    The preceding statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

    Earnings Conference Call

    Power-One will be holding a conference call with investors and analysts on Thursday, October 30, 2003 at 8:00 a.m. PT. The call will be available over the Internet through the Company's investor relations website at www.power-one.com. To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company's website at www.power-one.com throughout the fourth quarter.

    About Power-One:

    Power-One is a leading designer and manufacturer of power conversion products sold to telecommunications and Internet service providers, as well as communications equipment manufacturers. Power-One's high-reliability products are also used in applications such as test equipment and high-end industrial applications. Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.
    For information on Power-One and its products, visit the company's Web site at www.power-one.com.

    This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "continue," "anticipate," "believe," "will," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including a continuation of the general economic slowdown, continued price pressure, ongoing pervasive weakness throughout the communications industry, market acceptance of the Company's new products and increased R&D expenditures above previous levels. See "Risk Factors" in the Company's 2002 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                            POWER-ONE, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands, except per share data)
                              (UNAUDITED)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

NET SALES                    $63,659    $60,044   $189,315   $164,630
COST OF GOODS SOLD            40,452    116,952    119,272    193,265
                           ---------- ---------- ---------- ----------
      GROSS PROFIT (LOSS)     23,207    (56,908)    70,043    (28,635)

EXPENSES:
   Selling, general and
    administrative            15,534     16,603     46,529     45,829
   Engineering and quality
    assurance                 10,564      9,033     29,903     26,637
   Amortization of
    intangible assets            965      1,348      2,662      4,447
   Restructuring costs             -     11,412          -     11,594
   Asset Impairment                -    109,840          -    109,840
                           ---------- ---------- ---------------------
      Total expenses          27,063    148,236     79,094    198,347

LOSS FROM OPERATIONS          (3,856)  (205,144)    (9,051)  (226,982)

INTEREST AND OTHER INCOME
 (EXPENSE):
   Interest income               335        746      1,342      1,970
   Interest expense             (215)      (323)      (765)      (963)
   Other income (expense),
    net                         (140)      (699)     1,995       (497)
                           ---------- ---------- ---------- ----------
      Total interest and
       other income
       (expense)                 (20)      (276)     2,572        510

LOSS BEFORE INCOME TAXES      (3,876)  (205,420)    (6,479)  (226,472)

PROVISION (BENEFIT) FOR
 INCOME TAXES                   (291)    (6,890)     1,356    (10,384)
                           ---------- ---------- ---------- ----------

NET LOSS                     $(3,585) $(198,530)   $(7,835) $(216,088)
                           ========== ========== ========== ==========
LOSS PER SHARE                $(0.04)    $(2.45)    $(0.10)    $(2.70)
                           ========== ========== ========== ==========

WEIGHTED AVERAGE SHARES
 OUTSTANDING (1)              82,879     80,878     82,342     80,136
                           ========== ========== ========== ==========

EBITDA (2)                      $240  $(200,491)    $5,253  $(210,843)


(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from net loss, in accordance with GAAP, to EBITDA.


Net loss                      (3,585)  (198,530)    (7,835)  (216,088)
  Interest income, net          (120)      (423)      (577)    (1,007)
  Provision (benefit) for
   income taxes                 (291)    (6,890)     1,356    (10,384)
  Depreciation                 3,271      4,004      9,647     12,189
  Amortization                   965      1,348      2,662      4,447
                           ---------- ---------- ---------- ----------
EBITDA                           240   (200,491)     5,253   (210,843)
                           ========== ========== ========== ==========

The Company believes that EBITDA is a measure indicative of its ability to generate cash. The Company recorded approximately $194 million in asset impairment charges, restructuring costs and inventory write-downs during the three and nine month periods ended September 30, 2002, respectively.




                            POWER-ONE, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                Sept. 30,   Dec. 31,
                                                  2003        2002
                                               ----------- -----------
                                               (Unaudited)
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                      $98,394    $107,109
   Accounts receivable:
      Trade (net of allowance)                     53,266      49,395
      Other                                         7,656       7,379
      Notes receivable                              2,403       3,000
   Inventories                                     48,032      48,751
   Prepaid expenses and other current assets        3,891       6,648
                                               ----------- -----------

      Total current assets                        213,642     222,282

PROPERTY & EQUIPMENT, net                          58,956      59,436
PROPERTY & EQUIPMENT HELD FOR SALE                  4,517       7,573
INTANGIBLE ASSETS, net                             57,389      50,938
NOTES RECEIVABLE                                        -       4,485
OTHER ASSETS                                       11,399      16,149
                                               ----------- -----------

TOTAL ASSETS                                     $345,903    $360,863
                                               =========== ===========

LIABILITIES & EQUITY

CURRENT LIABILITIES:
   Bank credit facility                            $1,488        $717
   Current portion of long-term debt                  568         572
   Accounts payable                                28,201      27,015
   Restructuring reserve                            3,819       8,252
   Other accrued expenses and current
    liabilities                                    22,326      35,403
                                               ----------- -----------

      Total current liabilities                    56,402      71,959

LONG-TERM DEBT, less current portion                8,419       8,908
OTHER LIABILITIES                                     516         858

STOCKHOLDERS' EQUITY:
   Common stock                                        83          80
   Additional paid-in capital                     594,877     586,038
   Deferred compensation                             (854)          -
   Accumulated other comprehensive income          19,689      18,414
   Accumulated deficit                           (333,229)   (325,394)
                                               ----------- -----------

      Total stockholders' equity                  280,566     279,138
                                               ----------- -----------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY         $345,903    $360,863
                                               =========== ===========


                           POWER-ONE, INC.
                         FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)
                             (UNAUDITED)


                            Three Months Ended     Nine Months Ended
                           --------------------- ---------------------
                           Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Orders                       $58,708    $53,415   $185,817   $159,252

Sales                        $63,659    $60,044   $189,315   $164,630

Operating Loss               $(3,856) $(205,144)   $(9,051) $(226,982)

Net Loss                     $(3,585) $(198,530)   $(7,835) $(216,088)

Loss Per Share                $(0.04)    $(2.45)    $(0.10)    $(2.70)

Weighted Average Shares
 Outstanding (1)              82,879     80,878     82,342     80,136

EBITDA (2)                      $240  $(200,491)    $5,253  $(210,843)


(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Below is a reconciliation from net loss, in accordance with GAAP, to EBITDA.


Net loss                      (3,585)  (198,530)    (7,835)  (216,088)
  Interest income, net          (120)      (423)      (577)    (1,007)
  Provision (benefit) for
   income taxes                 (291)    (6,890)     1,356    (10,384)
  Depreciation                 3,271      4,004      9,647     12,189
  Amortization                   965      1,348      2,662      4,447
                           ---------- ---------- ---------- ----------
EBITDA                           240   (200,491)     5,253   (210,843)
                           ---------- ---------- ---------- ----------

The Company believes that EBITDA is a measure indicative of its ability to generate cash. The Company recorded approximately $194 million in asset impairment charges, restructuring costs and inventory write-downs during the three and nine month periods ended September 30, 2002, respectively.

    CONTACT: Power-One, Inc.
             Ed Schnopp, 805-987-8741
               or
             The Global Consulting Group
             Kristyn Hutzell, 925-946-9392 (Investor Relations)